Exhibit 10.23

PROMISSORY NOTE

(Mezzanine Loan)

$47,000,000	October 10, 2008

FOR VALUE RECEIVED, KBSII REIT ACQUISITION II, LLC (“Maker”), a Delaware limited liability company, having an office at c/o KBS Realty Advisors, Inc., 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660, promises to pay to PARK AVENUE REALTY HOLDING COMPANY, INC. (“Holder”), a Delaware corporation, having its principal office at c/o J.P. Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167, the principal sum of Forty-Seven Million ($47,000,000) (the “Loan”), lawful money of the United States of America, together with interest thereon at the Interest Rate (defined below) payable in monthly payments of interest only (“Payments”) calculated on the outstanding principal balance of the Loan, commencing on the tenth (10th) day of November, 2008 and payable on the tenth (10th) day of each and every month thereafter until the Maturity Date (as defined in the Loan Agreement). For purposes hereof, the term “Interest Rate” shall mean (i) five and 80/100 percent (5.8%) per annum for the period commencing on the date hereof and ending on February 10, 2009; (ii) six and 30/100 percent (6.3%) for the period commencing on February 11, 2009 and ending on March 10, 2009, (iii) six and 80/100 percent (6.8%) for the period commencing on March 11, 2009 and ending on April 10, 2009, (iv) seven and 30/100 percent (7.3%) for the period commencing on April 11, 2009 and ending on May 10, 2009, (v) seven and 80/100 percent (7.8%) for the period commencing on May 11, 2009 and ending on June 10, 2009, and (vi) eight and 30/100 percent (8.3%) for the period commencing on June 11, 2009 and ending on July 10, 2009. In addition, on the Maturity Date, Maker shall pay to Holder the entire unpaid principal balance of this Note, together with all interest then accrued thereon pursuant to this Note and all other Obligations (as hereinafter defined) then unpaid pursuant to the Loan Documents (as hereinafter defined). Holder shall apply each Payment, when received, first to the Obligations, other than principal and interest, which are then due and payable, but only if so elected by Holder in its sole and absolute discretion, and then to the payment of accrued interest on the outstanding principal balance hereof and the remainder, if any, to the reduction of such principal balance. Interest on the Loan shall be computed on the basis of the actual number of days elapsed in a time period over a 360 day year.

This Note is secured by, among other things, (a) a Pledge and Security Agreement (“Pledge Agreement”), dated as of the date hereof, from Maker to Holder and encumbering the Collateral (as defined in the Pledge Agreement) and (b) a Mezzanine Loan Agreement (“Loan Agreement”), dated as of the date hereof, from Maker to Holder. Obligations, Loan Documents and all other capitalized terms used in this Note and not expressly defined herein shall have the meanings assigned to such terms in the Loan Agreement. The terms and provisions of the Loan Documents, other than this Note, are hereby fully incorporated into this Note by reference.

From and after the earlier to occur of an Event of Default or the Maturity Date, the aggregate amount of the Obligations shall automatically bear interest at an annual rate (“Default

Rate”) equal to the Interest Rate plus five percentage points, unless compliance with applicable law requires a lesser interest rate, in which event the aggregate amount of the Obligations shall bear interest at the maximum rate permitted by law.

Any default in the making of any Payment or in the making of any other monthly deposit or reserve due pursuant to any Loan Document on the date the same is due will result in loss and additional expense to Holder in servicing the Obligations, handling such delinquent payments and meeting its other financial obligations. Accordingly, upon the occurrence of any such default, Maker shall pay, without regard to any grace periods, a late charge (“Late Charge”) of four percent (4%) of each such overdue payment. Maker agrees that (a) the exact amount of such loss and additional expense is extremely difficult, if not impossible to determine, (b) the Late Charge is a reasonable estimate of such loss and expense and therefore does not constitute a penalty and (c) in addition to, and not in lieu of, the exercise of any other remedies to which Holder may be entitled, Holder may collect from Maker all Late Charges for the purpose of defraying such loss and expense, unless applicable law requires a lesser such charge, in which event Holder may collect from Maker a Late Charge at the maximum rate permitted by applicable law.

At any time, Maker may prepay the outstanding principal balance of this Note (in whole but not in part), together with accrued interest thereon to the date of prepayment and any other outstanding Obligations, provided that Maker gives Holder not less than ten (10) days prior written notice of Maker’s intention to make such prepayment, and provided further that Maker pays to Holder the entire outstanding principal balance of this Note, all accrued interest thereon and any other outstanding Obligations.

From and after the existence of an Event of Default, Holder, at its option, may declare all Obligations to be immediately due and payable, then or thereafter, as Holder may elect, regardless of the stated Maturity Date of this Note.

If Holder collects all or any part of the Obligations by an action, at law or in equity, or in any bankruptcy, receivership or other court proceeding (whether at the trial or appellate level), or if this Note is placed in the hands of attorney(s) for collection, Maker shall pay, in addition to the principal and interest due or deemed to be due, whether by acceleration or otherwise, (a) all costs, including, without limitation, attorneys’ fees and expenses, of collecting or attempting to collect all amounts due pursuant to this Note and all other Obligations, of enforcing or attempting to enforce Holder’s rights and remedies pursuant to the Loan Documents and of protecting the collateral securing this Note, (b) all Late Charges due pursuant to this Note and (c) interest, at the Default Rate, computed on the amount of the Obligations.

The failure by Holder to exercise any right, power, privilege, remedy or option as to maturity, foreclosure or otherwise, provided in any Loan Document or otherwise available at law or in equity (each a “Remedy” and collectively, “Remedies”) before or after any Event of Default, in any one or more instances, or the acceptance by Holder of any partial payment or partial performance, shall not constitute a waiver of any default or any Remedy, each of which shall remain continuously in force, until waived in writing by Holder. Holder, at its option, may rescind, in writing, any acceleration of this Note, but the tender and acceptance of partial payment or partial performance alone shall not rescind or in any other way affect any acceleration of this Note or the exercise by Holder of any of its Remedies.

Maker and Holder intend to comply strictly with all usury laws now or hereafter in force in the state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan, and all interest payable pursuant to this Note or any other Loan Document shall be reduced to the maximum amount which is not in excess of the maximum non-usurious rate of interest applicable to this Note or any other Loan Document (“Legal Rate”) allowed under the applicable usury laws, as now or hereafter construed by the courts having jurisdiction over such matters. If the aggregate of all interest (whether designated as interest, Late Charges, or otherwise) contracted for, chargeable or receivable pursuant to this Note or any other Loan Document, whether upon regular payment or acceleration or otherwise, exceeds the Legal Rate, it shall conclusively be deemed a mutual mistake. Such excess shall be canceled automatically, and, if theretofore paid, shall, at the option of Holder, either be rebated to Maker or credited in reduction of the outstanding principal balance of this Note, or, if this Note has been repaid, such excess shall be rebated to Maker. In the event of a conflict between the provision of this paragraph and the provisions of any other portion of this Note or any other Loan Document, the provisions of this paragraph shall control.

Maker waives all requirements for presentment, protest, notice of protest, notice of dishonor, demand for payment and diligence in collection of this Note or the Loan Documents, and any and all other notices and matters of a like nature, except for those expressly required by the Loan Documents. Without notice to Maker and without discharging Maker’s liability hereunder, Maker consents to any extension of time (whether one or more) of payment of this Note, release of all or any part of the security for the payment of this Note or release of any Person liable for payment of this Note.

This Note may be changed only by an agreement, in writing, signed by Maker and Holder. Maker waives and renounces all homestead exemption rights as to the Obligations or any renewal or extension thereof. No failure or delay on the part of Holder in exercising any Remedy pursuant to this Note or any Loan Document, and no course of dealing between Maker and Holder, shall operate as a waiver of any Remedy, nor shall any single or partial exercise of any Remedy preclude any other or further exercise thereof or the exercise of any other Remedy. All Remedies expressly provided for in the Loan Documents are cumulative, and are not exclusive of any rights, powers, privileges or remedies which Holder would otherwise have at law or equity. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances, nor shall any such notice or demand constitute a waiver of the right of Holder to take any other or further action in any circumstances without notice or demand.

The obligations of each Person and entity comprising Maker shall be joint and several. The unenforceability or invalidity of any provision of this Note as to any Person or circumstance shall not render that provision unenforceable or invalid as to any other Person or circumstance, and all provisions hereof, in all other respects, shall remain valid and enforceable.

The provisions of Section 16.1 of the Loan Agreement are, by this reference, hereby incorporated into this Note and made a part hereof.

If any payment required hereunder or under any other Loan Document becomes due on a Saturday, Sunday, or legal holiday in the State of New York, then such payment shall be due and payable on the immediately preceding business day.

“Maker” and “Holder” shall be deemed to include the respective heirs, administrators, legal representatives, successors and assigns of Maker and Holder.

Time is of the essence with respect to each and every provision hereof.

This Note shall be governed by, and construed and enforced in accordance with the laws of the State of New York, other than such laws with respect to conflicts of laws.

In the event of any inconsistencies between the terms of this Note and the terms of any other Loan Documents, the terms of this Note shall prevail.

IN WITNESS WHEREOF, Maker has executed this Note under seal as of the date first above written.

KBSII REIT ACQUISITION II, LLC, a Delaware limited liability company

By:	KBS REIT PROPERTIES II, LLC, a Delaware limited liability company, its sole member

	By:	KBS LIMITED PARTNERSHIP II, a Delaware limited partnership, its sole member

		By:	KBS REAL ESTATE INVESTMENT TRUST II, INC., a Maryland corporation, its general partner

			By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr. Chief Executive Officer

IDENTIFICATION

This is to certify that this is the Promissory Note (Mezzanine Loan) described in that certain Pledge and Security Agreement of even date herewith by and from Maker to Holder, which encumbers the Collateral. This Promissory Note (Mezzanine Loan), and such Pledge Agreement securing the same, were executed by Maker in my presence.

/s/ Authorized Signatory
Notary Public

My commission expires:

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